EXHIBIT 10.16.1


                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT

                  This Amended and Restated Employment Agreement (hereinafter referred to as the "Agreement") is made and entered into as of the 1st day of April, 2005 by and between Jeffrey Erickson (hereinafter referred to as "Employee") and Atlas Air, Inc., a Delaware corporation (hereinafter referred to as "Atlas"). This Agreement amends and restates in its entirety that certain Employment Agreement between the parties dated as of September 1, 2002, as amended to date.

                  WHEREAS, Atlas believes that it is in the best interests of Atlas to retain the services of the Employee and the Employee desires an affiliation with Atlas, on the terms and subject to the conditions set forth in this Agreement; and

                  WHEREAS, Employee warrants that Employee is entering voluntarily into this Agreement, and that no promises or inducements for this Agreement have been made outside of the terms and conditions referred to herein, and Employee enters into this Agreement without reliance upon any statement or representation by Atlas or any other person, concerning any fact material hereto.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.       DEFINITIONS

                  1.1 For purposes of this Agreement, "CAUSE" as used herein means (i) any act or acts of material dishonesty taken by the Employee, (ii) the failure of the Employee to comply


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with any of the Employee's material obligations within ten (10) days of written notice from Atlas, (iii) any material violations by Employee of Atlas corporate policies as set forth in the Employee Compliance Manual, Employee Handbook or related corporate policies; provided that, if such violation is subject to cure, Employee shal1 have ten (10) days within which to cure such- violation, or (iv) the conviction of or "no contest" plea by the Employee to any misdemeanor of moral turpitude or any felony.

                  1.2 "EMPLOYMENT PERIOD" shall be defined as the period commencing on the date hereof and extending until this Agreement is terminated by either party in accordance with Section 4.

                  1.3 "PERMANENT DISABILITY" as used herein shall be deemed to have been sustained by Employee if Employee shall have been continuously disabled from performing the duties assigned to Employee during the Employment Period for a period of six (6) consecutive calendar months, and such Permanent Disability shall be deemed to have commenced on the day following the end of such six (6) consecutive calendar months.

                  1.4 "CONFIDENTIAL OR PROPRIETARY" as used herein shall refer to all information relative to the plans, structure and practices, including information relating to its customers, contracts and aircraft of Atlas, Atlas Worldwide Holdings, Inc. ("Holdings") or any affiliate or subsidiary thereof, except:

                  (a) information that is or becomes a matter of public knowledge through no fault of the Employee; or

                  (b) information rightfully received by the Employee from a third party without a duty of confidentiality; or


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                  (c) information disclosed to Employee with Atlas' prior
written approval for public dissemination.

                  1.5 "GOOD REASON" as used herein means (i) a reduction during the term of this Agreement in the Employee's Base Annual Salary or eligibility to receive a bonus or other benefits provided to officers of Atlas, (ii) a substantial and material reduction in the Employee's title or job responsibilities from the Employee's title or job responsibilities on the date of this Agreement, (iii) any reduction, within twelve (12) months following a Change of Control, in the Employee's title or job responsibilities from the Employee's title or job responsibilities on the date of this Agreement, and (iv) a requirement by Atlas, within twelve (12) months following a Change of Control, that Employee relocate his principal residence from the Purchase, New York area. For purposes of this Section 1.5, "Change of Control" shall mean the acquisition by any person, entity or "group" within the meaning of Section 13 (d) (3) or 14
(d) (2) of the Securities Exchange Act of 1934 (the "Exchange Act") (excluding, for this purpose any employee benefit plan of Atlas, Holdings or its affiliates) of beneficial ownership, within the meaning of Rule 13(d) (c) promulgated under the Exchange Act, of greater than fifty percent (50%) of the combined voting power of the outstanding voting securities of Atlas or Holdings entitled to vote generally in the election of directors.

2.       EMPLOYMENT AND OBLIGATIONS OF EMPLOYEE

                  Atlas and Employee agree to the following rights, obligations and duties with respect to employment:

                  2.1 EMPLOYMENT. During the Employment Period, Atlas agrees to employ the Employee as President and Chief Executive Officer of Atlas and Holdings. The scope of Employee's responsibilities shall be as determined by the Boards of Directors of Atlas and/or


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Holdings. Employee shall not be entitled to any additional compensation for serving in any other office for Atlas, or Holdings or any subsidiary or affiliate of Atlas or Holdings.

                  2.2 OBLIGATIONS OF EMPLOYEE. During the Employment Period, the Employee agrees, except when prevented by illness or Permanent Disability, or during a period of vacation, to devote substantially all of Employee's business time and attention to the good faith performance of the duties contemplated.

                  2.3 PRINCIPAL RESIDENCE OF EMPLOYEE. During the Employment Period, Employee shall maintain Employee's principal residence in the Purchase, New York area.

3.       COMPENSATION

                  During the Employment Period, Atlas will pay Employee as follows:

                  3.1 BASE ANNUAL SALARY. Atlas will pay Employee a base annual salary (the "Base Annual Salary") of USD $524,400 per annum, payable in semi-monthly installments. The parties acknowledge that $14,400 of the Base Annual Salary is in partial consideration for the elimination of the automobile allowance previously provided to Employee. The Company shall review Base Annual Salary not less frequently than annually for increases, including among other considerations, Employee's performance, it being understood that any increases shall be at the discretion of the Company.

                  3.2 INCENTIVE BONUS PAYMENTS. Employee will be eligible to participate in Holdings' Annual Incentive Plan. The level of the bonus available to the Employee will be set forth in the Annual Incentive Plan and will be awarded in consideration of individual and Company performance based on performance goals and objectives determined by the Compensation Committee. A fuller description of how corporate and individual performance operate in tandem to determine the calculation of bonuses for your position will be described in the Annual Incentive Plan. The Annual Incentive Plan document will be developed


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by the Compensation Committee and is subject to amendment from time to time with changes as adopted by the Compensation Committee or full Board of Directors. As further described in the Annual Incentive Plan (i) corporate and individual performance in combination may permit the employee to earn a target bonus equal to 50% of Base Annual Salary, (ii) lesser corporate or individual performance may cause bonus payments to be in an amount less than 50% of Base Annual Salary or result in no bonus being payable and (iii) greater corporate and individual performances may result in the bonus being more than 50% of Base Annual Salary. When the bonus payment reaches more than 50% of Base Annual Salary, the Company reserves the right to pay some or all of the portion of the bonus that is above 50% of Base Annual Salary in Holdings unrestricted company stock. Any bonus paid under the Annual Incentive Plan will be paid no later than two weeks following the completion of the year-end audit for the applicable year.

                  3.3 BENEFITS. Employee and Employee's dependents shall be entitled to participate in the Atlas health insurance plan, provided that the Employee and Atlas will each contribute to Employee's monthly premium as provided by such plan. Atlas reserves the right to discontinue participation in any health insurance plan at any time with the understanding that Atlas will comply in full measure with all state and federal laws regarding the changes of insurance coverage by private employers and notification under the Consolidated Omnibus Budget Reconciliation Act. Employee also shall be entitled, to the same extent and at a level commensurate with the corporate officers of Atlas, to participate in any other benefit plans or arrangements of Atlas.

                  3.4 FRINGE BENEFITS. Employee will receive a one-time cash payment of $20,000 in lieu of the tax gross-up related to the previously provided automobile allowance.


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This payment shall be made within ten (10) days of the signing of this
Agreement, and shall be subject to required tax withholding.

4.       TERMINATION OF EMPLOYMENT PERIOD

                  The Employment Period shall terminate under the following terms and conditions:

                  4.1 AT WILL ARRANGEMENT. Atlas and Employee expressly understand and agree that the employment relationship is at-will. Either party may terminate the Employment Period and the employment relationship upon written notice to the other at any time and for any reason. Employee shall make every reasonable effort to give Atlas at least three months prior, written notice of Employee's voluntary termination of employment for other than Good Reason.

                  4.2 RIGHTS FOLLOWING TERMINATION.

                  (a) If the Employment Period is terminated by Atlas for reasons other than Cause or if the Employment Period is terminated by the Employee or Good Reason, and subject to Employee's execution of a release upon terms and conditions acceptable to Atlas, the Employee shall be entitled to: (i) receive an amount equal to one and one-half times Employee's then current Annual Base Salary, payable in accordance with Atlas' normal pay schedule; and (ii) continued coverage and rights and benefits available under the employee benefit programs of Atlas as provided in Section 3.3 above for a period of 12 months from the date of termination; PROVIDED, HOWEVER, that any such continued coverage shall cease in the event Employee obtains comparable coverage in connection with subsequent employment, and to the extent Atlas is unable to continue such coverage, Atlas shall provide the Employee with economically equivalent benefits determined on an after-tax basis.

                  (b) Upon the death or Permanent Disability of the Employee, the Employment Period shall terminate and the Employee's Base Annual Salary which is accrued for the current pay period but unpaid as of the date of such death or Permanent Disability shall be paid to the


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Employee or Employee's personal representative. In addition, upon the Permanent
Disability of the Employee, Employee shall be entitled to the compensation and benefits set forth in Section 4.2 (a) (i) and (ii) above, and upon the death of Employee, Employee's immediate family shall be entitled to the compensation and benefits set forth in Section 4.2 (a) (i) and (ii) above.

                  (c) If the Employment Period is terminated by Atlas for Cause or by the Employee for other than Good Reason, the Employee shall be entitled to receive Employee's Base Annual Salary which is accrued for the current pay period but unpaid as of the date of termination.

                  4.3 NON-COMPETITION PROVISION. (a) Employee covenants and agrees that except when required to do so in the ordinary course of his duties, Employee will not, at any time, reveal, divulge or make known to any third party any confidential or proprietary records, data, trade secrets, pricing policies, strategy, rate structure, personnel policy, management methods, financial reports, methods or practice of obtaining or doing business, or any other confidential, or proprietary information of Holdings, Atlas or any of their subsidiaries or affiliates (collectively the "Atlas Companies" and each, an "Atlas Company") which is not in the public domain.

                  (b) In addition, Employee covenants and agrees that, at no time before the second anniversary of Employee's termination of employment with Atlas, will Employee engage in any of the following activities directly or indirectly, for any reason, whether for Employee's own account or for the account of any other person, firm, corporation or other organization:

                  (i) solicit, employ or otherwise interfere with any of the Atlas Companies contracts or relationships with any client, employee, officer, director or any independent contractor whether the person is employed by or associated with an Atlas Company on the date of this Agreement or at any time thereafter; or


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                  (ii)  solicit, accept or otherwise interfere with any of the
                        Atlas Companies' contracts or relationships with any independent contractor, customer, client or supplier, or any person who is a bona fide prospective independent contractor, customer, client or supplier of an Atlas Company.

                  (c) In addition, Employee covenants and agrees that, at no time before the first anniversary of Employee's termination of employment with Atlas, will Employee directly or indirectly, for any reason, whether for Employee's own account or for the account of any other person, firm, corporation or other organization, accept employment with, or give advice to, (i) any air, cargo carrier, (ii) any air cargo division or affiliate of any other airline or
(iii) any company that leases cargo aircraft on an ACMI, wet lease, charter or dry lease basis. The parties agree and intend that breach of this non-competition clause shall subject Employee to the full measure of contract and equitable damages.

5.   DISPUTE RESOLUTION AND CHOICE OF LAW

                  5.1 NEGOTIATION. If a dispute between the Parties arises under this Agreement, the Parties shall negotiate in good faith in an attempt to resolve their differences. The obligation of the Parties to negotiate in good faith shall commence immediately, and shall continue for a period of at least thirty (30) days ("Negotiation").

                  If Negotiation fails to resolve a dispute between the Parties within the first thirty (30) days, either Party may proceed to demand mediation ("Mediation"). Upon agreement of both Parties, arbitration may be initiated immediately, in lieu of Mediation.

                  5.2 MEDIATION. If a dispute between the Parties arises under this Agreement and has not been resolved under the Negotiation procedures described herein, either Party may require, by written notice to the other Party, that Negotiation be facilitated by a single mediator, to be selected by the Parties (the "Mediator").




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                  The Parties shall select the Mediator within ten (10) days after receipt of notice. If the Parties are unable to agree on the Mediator, the Mediator shall be selected by Atlas, but the selected Mediator shall be independent of Atlas and its affiliates. The fees of the Mediator shall be divided equally between the Parties.

                  With the assistance of the Mediator, the Parties shall continue Negotiation in good faith for a period not to exceed thirty (30) days. If the Parties are unable to reach agreement during this period, the Mediator shall be discharged and the Parties' obligations under this Mediation section shall be deemed satisfied.

                  5.3 ARBITRATION. Subject to the duty to negotiate and mediate set forth above, all disputes, claims, or causes of action arising out of or relating to this Agreement or the validity, interpretation, breach, violation, or termination thereof not resolved by Mediation, shall be finally and solely determined and settled by arbitration, to be conducted in the State of New York, USA, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect at the date of arbitration ("Arbitration"). This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

                  Any Arbitration commenced pursuant to this Agreement shall be conducted by a single neutral arbitrator, who shall have a minimum of three (3) years of commercial experience (the "Arbitrator"). The Parties shall meet within ten (10) days of failure to resolve by Mediation to attempt to agree on an Arbitrator. Absent agreement at this meeting, the Arbitrator shall be selected by AAA. Such Arbitrator shall be free of any conflicts with Atlas and shall hold a hearing within thirty (30) days of the notice to Employee.




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                  If the terms and conditions of this, Agreement are
inconsistent with the Commercial Arbitration Rules of the AAA, the terms and conditions of this Agreement shall control.

                  The Parties hereby consent to any process, notice, or other application to said courts and any document in connection with Arbitration may be served by (i) certified mail, return receipt requested; (ii) by personal service; or (iii) in such other manner as may be permissible under the rules of the applicable court or Arbitration tribunal; PROVIDED, HOWEVER, a reasonable time for appearance is allowed. The Parties further agree that Arbitration proceedings must be instituted within one (1) year after the occurrence of any dispute, and failure to institute Arbitration proceedings within such time period shall constitute an absolute bar to the institution of any proceedings and a waiver of all claims. The Parties shall equally divide all costs and expenses incurred in such, proceeding and related legal proceedings, unless otherwise determined by the Arbitrator. The Judgment of the Arbitrator shall be final and either Party may submit such decision to courts for enforcement thereof.

6.       SEVERABILITY AND ENFORCEABILITY

                  It is expressly acknowledged and agreed that the covenants and provisions, hereof are separable; that the enforceability of one covenant or provision shall in no event affect the full enforceability of any other covenant or provision herein. Further, it is agreed that, in the event any covenant or provision of this Agreement is found by any court of competent jurisdiction or Arbitrator to be unenforceable, illegal or invalid, such invalidity, illegality or unenforceability shall not affect the validity or enforceability of any other covenant or provision of this Agreement. In the event a court of competent jurisdiction or an Arbitrator would otherwise hold any part hereof unenforceable by reason of its geographic or business scope or duration, said part


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shall be construed as if its geographic or business, scope or duration had been more narrowly drafted so as not to be invalid or unenforceable.

7.       MISCELLANEOUS

                  7.1 NO MITIGATION. The amounts to be paid to Employee are net to Employee, without any reduction or duty to mitigate, except for taxes, other governmental charges or amounts owed to Atlas by Employee, and all payments to be made hereunder shall be net of all applicable income and employment taxes required to be withheld therefrom.

                  7.2 PRO-RATION. In the event the Employment Period is terminated in the middle of any calendar month, the amount due for such month shall be pro-rated on a daily basis.

                  7.3 NO WAIVER EXCEPT IN WRITING. No waiver, or modification of this Agreement or any of the terms and conditions set forth herein shall be effective unless submitted to a writing duly executed by the parties.

                  7.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding on Atlas and any successor thereto, whether by reason of merger, consolidation or otherwise. The duties and obligations of Employee may not be assigned by Employee.

                  7.5 CONFIDENTIALITY OF TERMS. Atlas, and Employee agree that the terms and conditions of this Agreement are confidential and that they will not disclose the terms of this Agreement to any third parties, other than the Employee's spouse, their attorneys, auditors, accountants or as required by law or as may be necessary to enforce this Agreement.

                  7.6 FULL UNDERSTANDING. Employee declares and represents that Employee has carefully read and fully understands the terms of this Agreement, has had the opportunity to obtain advice and assistance of counsel with respect thereto, and knowingly and of Employee's own free will, without any duress, being fully informed and after due deliberation, voluntarily


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accepts the terms of this Agreement and represents that the execution, delivery and performance of this Agreement does not violate any agreement to which Employee is subject.

                  7.7 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, and understandings between the parties with respect to the subject matter hereof.

                  IN WITNESS WHEREOF, the parties hereto have executed this agreement the date, and year first above written.

EMPLOYEE                                     ATLAS AIR, INC.

/s/ Jeffrey Erickson                         /s/ Illegible
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Jeffrey Erickson
















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